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EXHIBIT 99.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         This Separation Agreement and General Release (hereinafter "Agreement") is hereby entered into January 2, 1998, effective as of January 1, 1998, between ACE*COMM Corporation (hereinafter "the Company") and James M. Moore (hereinafter "Mr. Moore"), who are collectively referred to herein as the "Parties."

         WHEREAS, Mr. Moore has served as Vice President - Marketing of the Company; and

         WHEREAS, for personal reasons, Mr. Moore is resigning as officer of the Company; and

         WHEREAS, the Parties desire to enter into this Agreement on the date hereof to set forth their agreement with respect to Mr. Moore's resignation and certain other matters in connection therewith; and

         WHEREAS, the Parties desire that this Agreement supersede any agreement, arrangement or understanding with respect to Mr. Moore's terms of employment by the Company to the extent set forth herein.

         NOW, THEREFORE, In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Resignation; Termination of employment. The Company and Mr. Moore have agreed that, effective immediately, he hereby tenders his resignation as an officer of the Company, and that he will remain as an active status employee of the Company until May 30, 1998 (or such earlier time as he breaches a term of this Agreement), whereupon his employment with the Company shall terminate.

2. Special Projects. During the balance of the term of his employment, Mr. Moore shall perform such special projects as may be assigned to him from time to time by the Chief Executive Officer of the Company.

3. Non-competition, non-solicitation and confidentiality. Mr. Moore agrees that, for a period of three (3) years from the date of this Agreement, he will not, either within or without the United States, directly or indirectly, as a stockholder, partner, investor, director, officer, employee, consultant, contractor, agent or in any other capacity, engage any business that is in competition with the business presently conducted by the Company (the "Business"), provided that the foregoing shall not prohibit Mr. Moore from owning beneficially less than 5% of the outstanding stock of any class of



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    stock of a corporation the securities of which are regularly traded or quoted on a national securities exchange or on an inter-dealer quotation system. Specifically, but without limiting the generality of the foregoing, Mr. Moore shall not directly or indirectly:

         (a) Contract with, represent, solicit business or engage in the Business to develop, market or sell billing data collection or network management systems;

         (b) Solicit business or in any other way interfere with or disrupt the Company's business relationships with any persons in the Business;

         (c) Solicit, hire, contract with or enter into any business dealings with, entice or aid, or cooperate with others in soliciting or enticing any current or future employees of the Company to leave the Company and join any other company in the Business;

         (d) Divulge any confidential information regarding the business to anyone not connected with the Company;

         (e) "indirect" competition shall include any competition undertaken through an entity owned in whole or in part by Mr. Moore or any agent or affiliate thereof.

    Mr. Moore shall at all times hold in confidence any and all confidential information that may have come into his possession or within his knowledge concerning research activities, products and services offered or being considered, mergers and other major corporate transactions being considered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, customer lists, and relationships between, or information about, the Company and its employees, consultants, dealers, distributors, customers and others who have had or will have business dealings with the Company ("Confidential Information"). Mr. Moore acknowledges that such Confidential Information is a valuable and unique asset and shall not disclose any such Confidential Information directly or indirectly unless such information has become generally available to the public other than as a result of a breach of contract or fiduciary duty or unless required to do so by court order.

    Mr. Moore acknowledges that there is no adequate remedy at law for a breach of this Paragraph 3 and that, in the event of such breach, or attempted breach, the Company shall be entitled to injunctive or other equitable relief to prevent any such breach, attempted breach or continuing breach, without prejudice to any other remedies for damages or otherwise. Mr. Moore agrees that the covenants in this Paragraph are separate and reasonable in their scope and duration and that he shall not raise any issue of reasonableness as a defense in any proceeding to enforce this covenant. Notwithstanding the foregoing, should any court determine that this Paragraph shall be unenforceable with respect to scope, duration or geographic area, the Parties agree


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    that such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by this Agreement. The validity, legality or enforceability of any remaining provisions of this Agreement shall not be affected by any such modification.

4. Salary and loan forgiveness. As consideration for his continued employment and the agreements in Paragraph 3, the Company agrees (i) to continue to pay Mr. Moore through the date of termination of his employment his salary at the rate in effect on the date of this Agreement, on a bi-weekly basis, and (ii) to forgive on each of the next three anniversaries of the date of this Agreement repayment of one third of the outstanding principal and interest of that certain Note dated June 5, 1997 in the principal amount of $133,000 (the "Note"), subject to Mr. Moore's continuing compliance with the terms and conditions of this Agreement. In the event that Mr. Moore breaches one or more of the provisions of this Agreement, without limiting the Company's other remedies, including any right to damages, the unforgiven amounts under the Note shall remain due and payable in full in accordance with the terms of the Note.

    Mr. Moore will have no other benefits of employment, including compensation, access to premises, use of equipment and contact with suppliers, employees and customers, except to the extent otherwise expressly set forth herein. Mr. Moore agrees that, but for this Agreement, he is not otherwise entitled to the above-described consideration from the Company.

5. Stock options. Attached as Exhibit A is an Amended and Restated Stock Option Agreement dated as of August 14, 1996 exercisable for 63,000 shares and as Exhibit B, an Amended and Restated Stock Option Agreement dated as of April 30, 1997 exercisable for 4,500 shares (together, these option agreements are referred to as the "Option Agreements"). The Option Agreements shall become exercisable in full on May 14, 1998.

    For purposes of Section 4.1 of the Option Agreements, Mr. Moore will be deemed to be employed by the Company until the earlier of May 30, 1998, or such earlier time, if any, as he breaches a term of this Agreement. The Option Agreements are subject to the terms of the Company's Amended and Restated Omnibus Stock Plan, as amended from time to time, (the "Plan") and, to the extent the terms of the Option Agreements are inconsistent with the terms of the Plan, the terms of the Plan shall prevail as, interpreted in good faith by the Board of Directors of the Company. Section 5.3 of the Option Agreements is hereby deleted. The Option Agreements shall be nontransferable otherwise than by will or the laws of descent and distribution. Until the Option Agreements are terminated (which shall occur no later than May 30, 1998), in the event of a change of control of the Company, the options granted thereunder shall be treated in substantially the same manner as those of other officers and directors of the Company.


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    The Parties agree that Mr. Moore is not entitled to any other stock options and that any agreements with respect to stock options other than the Option Agreements hereby are terminated and are superseded by the terms of this Agreement. The Option Agreements shall otherwise continue in full force and effect in accordance with their terms except to the extent otherwise modified pursuant to the terms of this Agreement.

6. Taxes. Mr. Moore agrees that he is solely responsible for any and all taxes on payments or other compensation described herein, subject to any required withholding by the Company, as to which Mr. Moore hereby consents. Mr. Moore further agrees to indemnify and hold harmless the Company from any and all costs, expenses, including but not limited to, reasonable attorneys' fees, judgments, liabilities, tax liabilities or penalties, interest, claims, payment of moneys, demands, losses, damages, and penalties, except for the Company's share of FICA payments, which the Company may hereafter sustain, incur or be required to pay as a consequence of, for or by reason of, resulting from, arising out of, or relating in any way to this payment to Mr. Moore. While the payments made herewith are intended by the parties to be other than back pay, Mr. Moore understands and acknowledges that the Company makes no representations to him regarding the income tax treatment or consequences of any consideration paid in connection herewith.

7. Health, life and disability insurance. The Company further agrees to provide Mr. Moore and his dependents continuing coverage under the Company's health, life and disability policies at his current level of benefits until May 30, 1998, to the extent permitted under these policies and, thereafter, only to the extent expressly required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended. Mr. Moore recognizes that for purposes of the continuation coverage requirements of group health plans under and the group health provisions of the Maryland Annotated Code, a "qualifying event" and "applicable change in status" occurs at the earlier of May 30, 1998 or the date that Mr. Moore is earlier terminated as an employee of the Company.

8. Surrender of Company property and no authority. Mr. Moore agrees that upon the termination of his employment with the Company, he will surrender to the Company every item and every document that came into Mr. Moore's possession in the course of his employment at the Company or that is the Company's property (including but not limited to keys, records, computers, peripherals, computer files and disks, notes, memoranda, models, inventory and equipment) or contains Company information, in whatever form. All of these materials are the sole and absolute property of the Company. In addition, Mr. Moore shall not represent to any third party that he is an employee or agent of the Company and he acknowledges that as of the date hereof, he has no authority to, and will not attempt to, legally bind or otherwise obligate the Company.


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9.  References.  All reference requests from Mr. Moore's prospective employers shall be made in writing addressed to the attention of George Jimenez, and shall include a written authorization signed by Mr. Moore for the release of the information. The Company will provide to prospective employers the following information: Mr. Moore's dates of employment; Mr. Moore's job title; and Mr. Moore's last annual compensation.

10. Release of the Company. Mr. Moore agrees that, in consideration of the payments and consideration described above, on behalf of himself and anyone claiming through him, he will, and hereby does, forever and irrevocably, release and discharge the Company, its officers, directors, stockholders, employees, agents, affiliates, predecessors, purchasers, assigns, representatives, successors, successors in interest, and customers from any and all grievances, claims, demands, debts, defenses, actions or causes of action, obligations, contracts, promises, damages, judgments, expenses, and liabilities, known or unknown, whatsoever, which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction before the date of this Agreement, including without limitation his anticipated separation of employment. This is a General Release. Mr. Moore expressly acknowledges that this General Release includes, but is not limited to, Mr. Moore's intent to release the Company from any claim relating to his employment at the Company, including, but not limited to, tort and contract claims, arbitration claims, statutory claims, claims under any state or federal wage and hour law or wage collection law, and claims of age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, retaliation, or any other claim of employment discrimination under the Age Discrimination In Employment Act (29 U.S.C. Sections 626 et seq., "ADEA"), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. Sections 2000e et seq.), the Moore Retirement Income Security Act (29 U.S.C. Sections 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. Sections 1161 et seq.), the Americans With Disabilities Act (42 U.S.C. Sections 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. Sections 701 et seq.), the Family and Medical Leave Act (29 U.S.C. Sections 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. Sections 201 et seq.), the Annotated Code of Maryland, and any other law prohibiting employment discrimination.

    Mr. Moore represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against the Company or portion thereof or interest therein, and that any such claim is not assignable or transferable.

11. Agreement not to sue. Mr. Moore agrees not to sue the Company or to join in any lawsuit against the Company, or any other person or entity specified in Paragraph 10, concerning any matter which arose prior to the date of this Agreement. Mr. Moore further agrees and covenants not to make, file, assist or encourage others in making or filing any lawsuits, complaints, or other proceedings, including but not limited to any


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
    suits in the local or state courts, the United States Federal District Courts or any other court, against the Company, or any other person or entity specified in Paragraph 10.

12. No wrongdoing. Mr. Moore agrees that the consideration set forth herein is not to be construed as an admission of any wrongdoing or liability on the part of the Company under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties.

13. No prevailing party. Mr. Moore agrees that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render Mr. Moore a prevailing party for any reason, including but not limited to an award of attorney's fees or costs under any statute or otherwise.

14. Confidentiality. Mr. Moore agrees that the terms, provisions, and conditions of this Agreement and the negotiations in pursuance thereof are strictly confidential, that he may not disclose them to any person or entity and that the Company will not disclose them except as required by law, provided that Mr. Moore agrees that he will provide, and the Company may provide, a copy of Paragraph 3 to any future employer. Mr. Moore further agrees that a violation of the terms of this Paragraph regarding the confidentiality of this Agreement is a material breach of this Agreement, entitling the Company to recover any payments made to Mr. Moore under this Agreement, to stop any payments or obligations owing under this Agreement, to recover the costs and attorneys' fees the Company incurs to recover under this paragraph and to obtain injunctive, monetary or other relief permitted by law.

15. No comment on Company. Mr. Moore agrees that after the date of the execution of this Agreement, he will not, either by conversation or any other oral expression, by letter or any other written expression, or by any other deed or act of communication (including, but not limited to allowing himself to be referred to or quoted as the source of information) to the public or to any individual person or entity or groups of persons or entities, specifically including but not limited to such persons or entities as are, have been, or may be, employees, customers, or business associates of the Company, disparage, criticize, condemn or impugn the reputation or character of the Company or any of the actions or writings, specifically including but not limited to any of the policies, practices, procedures or advertisements, which are, have been or may be taken or produced by the Company or its predecessors, subsidiaries, parents, successors, successors in interest, assigns, trustees, officers, directors, agents, attorneys, servants or employees on behalf of the Company. Mr. Moore understands that by agreeing to the provisions of this Paragraph, he is waiving rights guaranteed by the First Amendment of the United States Constitution and State counterparts. Mr. Moore further agrees that a violation of the terms of this Paragraph is a material breach of this Agreement, entitling the Company to recover any payments made to Mr. Moore under this Agreement, to stop any payments, benefits or obligations owing under this Agreement, to recover the costs and attorneys' fees the Company incurs to


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    recover under this Paragraph and to obtain injunctive, monetary or other relief permitted by law.

16. Binding on successors and permitted assigns; amendments. The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Mr. Moore (who may not assign this Agreement) and the assigns, affiliates, successors, officers, purchasers, agents, representatives, directors and employees of the Company, that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises or terms of the Agreement among the Parties other than those contained herein, and that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

17. Governing law. The Parties further agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The state courts of the State of Maryland and, if the jurisdictional prerequisites exist at the time, the United States District Court for the District of Maryland, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement. Mr. Moore consents to the jurisdiction of such courts in any such suit, action or proceeding and waives any objection he may have to venue in such courts.

18. Interpretation. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

19. Cost of enforcement. If the Company seeks a restraining order, injunction or any other relief, including but not limited to damages, against Mr. Moore as a result of his breach of any provision of this Agreement, and recovers any such relief, Mr. Moore shall reimburse the Company for the attorney's fees, costs and other expenses it incurred obtaining that relief (even if other relief were denied).

20. Understanding of agreement. Mr. Moore represents that he has read this Agreement, that he understands all of its terms, that he had a reasonable amount of time to consider his decision to sign it, that he had the opportunity to discuss the terms of this Agreement with an attorney of his choice, that in executing this Agreement he does not rely and has not relied upon any representation or statements made by any of the Company's agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement, and that he enters into this Agreement voluntarily, of his own free will and with knowledge of its meaning and effect.


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21. Consideration of agreement.  Mr. Moore understands that he has up to twenty-two (22) days from the date of his receipt of this Agreement, which was December 19, 1997, to consider his decision to sign it. By signing this Agreement, Mr. Moore expressly acknowledges that his decision to sign this Agreement was knowing and voluntary and of his own free will.

22. Limited right to revoke. Mr. Moore acknowledges that he may revoke this Agreement only as it pertains to claims under the ADEA for up to and including seven (7) days after his execution of this Agreement, and that the aspects of this Agreement regarding his release of claims under the ADEA shall not become effective until the expiration of seven (7) days from the date of his execution of this Agreement. This provision regarding revocation shall have no effect on the validity and enforceability of any other term, condition or provision of this Agreement, which becomes effective when signed by the Parties.

23. Counsel. THE COMPANY HEREBY ADVISES MR. MOORE TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

24. Headings.  All Paragraph headings are for convenience only.

25. Entire agreement. Mr. Moore acknowledges and agrees that payments made or to be made and benefits provided or to be provided under this Agreement are in lieu of any and all compensation and benefits of any nature which may otherwise have been due to Mr. Moore under the terms of any agreement, arrangement or understanding (whether written or oral) binding upon the Company and Mr. Moore.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

----------------------------      ---------------
James M. Moore                             Date

ACE*COMM CORPORATION

By:
   ----------------------------   -----------------
                                  Date



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